Exhibit 10.1

9345 Monterey Bay Dr.

Orlando, FL 32832

cssardinas@gmail.com

321-271-6364

Offer Letter – Terms of Employment

Dear Carlos S. Sardinas:

After careful consideration, we are pleased to extend you an offer to join Laser Photonics Corporation Our team members are dedicated to pursuing excellence, and our success relies on the hard work and commitment of our team. We are confident you possess the skills and abilities to contribute to this culture in a successful way, and we look forward to welcoming you to Laser Photonics Corporation.

The following sets forth the key terms of employment:

A.	START DATE, TITLE, AND LOCATION

Your employment term for this full-time, exempt position will begin on 04/08/2024 (“Start Date”). Your position will be VP of Finance and you will initially report to Wayne Tupuola, CEO, who will assign your duties and responsibilities. Your primary work location will be Laser Photonics Corporation.

B.	COMPENSATION

Your total annual compensation will consist of:

Base Salary

Annualized salary of $ 155,000.00 per year, paid bi-weekly consistent with our current payroll practices and subject to all applicable deductions and withholdings.

C.	BENEFITS PLUS

Health Insurance + Other Benefits

Laser Photonics Corporation offers health, dental, vision, long-term disability, and life insurance coverage, which will be describe in more details in the new hire package. Additional voluntary benefits, such as short-term disability, additional life insurance, and flexible spending accounts, are also available to you. These plans and provisions are subject to change at any time.

Vacation + Personal Time

You are entitled to ten (10) days of personal time off (“PTO”) during your first year of employment and will receive additional days of PTO in subsequent years according to the Company’s PTO policy. PTO is playable as taken and does not accrue. Additionally, you will also receive three (3) sick days, as well as seven (7) paid holidays throughout the year. PTO’s usage terms are governed by the Employee Handbook and are also subject to state law. See the Employee Handbook for additional information.

Expenses

In accordance with Laser Photonics Corporation policy, you may be provided with company materials and property. Any qualified cash or out-of-pocket expenses will be reimbursed to you monthly upon receipt of your approved expense report and associated receipts. These expense policies may change at any time at management’s sole discretion.

D.	Other Key Terms

Employment at Will

At all times during your employment, you will be and shall remain an employee at will. Nothing in this letter shall be construed to create a contract of employment for any specified duration between you and Laser Photonics Corporation, nor in any way limits your right to terminate your employment at will, or Laser Photonics Corporation’s right to terminate your employment as an at-will employee.

Employee Non-Compete and Confidentiality

Please review and sign the enclosed Employee Non-Compete and Confidentiality Agreement, which is a condition of your employment. The purpose of this Agreement is to define your rights and obligations to Laser Photonics Corporation during the term of your employment and thereafter. We have prepared this document so that you realize just how crucial it is for us to have your cooperation and commitment to the continued growth and prosperity of our Company. In our competitive environment, we rely distinctly on your intellect and ingenuity. Your creativity, enterprise, and prowess help us to succeed against intense competition; your monetary compensation and benefits package, as well as industry-building projects and events within the Company, reflect this value. During your employment with us, you will learn many of our company secrets and unique approaches; therefore, we ask that you keep confidential all the information that you learn and that you not join a directly competitive business following your departure. You will learn about many key relationships, and we expect that you will not solicit or try to interfere with any of those relationships. We invest substantial amounts of money in development, marketing, and infrastructure to advance our activities. This is also an investment in you. It is not our intent to underwrite entrepreneurship that will not end up profiting the Company. Simply put, all work done on Company time belongs to the Company.

E.	MISCELLANEOUS

Entire Agreement

This letter, as well as the enclosed Employee Non-Compete and Confidentiality Agreement, will contain the entire agreement and understanding between you and Laser Photonics Corporation, and supersedes any prior or contemporaneous offers, agreements, understandings, or commitments by or on behalf of Laser Photonics Corporation, whether oral or written. The term of your employment may in the future be amended, but only in writing, signed by you, and by a duly authorized officer of Laser Photonics Corporation.

Conditions of Offer

(i) This offer is contingent upon satisfactory references and background check.

(ii) You are not under any employment, non-compete, non-disclosure, confidentiality, or other restrictive covenant that may block or hinder your performance as an employee of the Company.

(iii) For I9 purposes, proof, within three (3) days of hire, that you are presently eligible to work in the United States. This is a continual obligation; if the work authorization you originally provided should expire, you will be required to provide evidence of continuing employment authorization.

If you have any questions, please feel free to contact Jessica Morales.

Upon acceptance, please sign and return this letter and the enclosed agreement via DocuSign within 48 hours.

Yours Truly,

/s/ Wayne Tupuola
Wayne Tupuola
Chief Executive Officer

Accepted and Agreed:

Carlos S. Sardinas
/s/ Carlos S. Sardinas
4/2/2024 | 12:51 PM PDT